Exhibit 10.1

FIRST AMENDMENT

TO THE

AMGEN INC.

AMENDED AND RESTATED

EMPLOYEE STOCK PURCHASE PLAN

Section 8(a) of the Amgen Inc. Amended and Restated Employee Stock Purchase Plan (the “Plan”) is hereby amended and restated in its entirety, effective July 12, 2005, by adding the penultimate sentence below (beginning with “Notwithstanding the preceding sentence”):

(a) On each exercise date, as defined in the relevant Offering (an “Exercise Date”), each participant’s accumulated payroll deductions and other additional payments specifically provided for in the Offering (without any increase for interest) will be applied to the purchase of whole shares of stock of the Company, up to the maximum number of shares permitted pursuant to the terms of the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares shall be issued upon the exercise of rights granted under the Plan. The amount, if any, of accumulated payroll deductions remaining in each participant’s account after the purchase of shares which is less than the amount required to purchase one share of stock on the final Exercise Date of an Offering shall be held in each such participant’s account for the purchase of shares under the next Offering under the Plan, unless such participant withdraws from such next Offering, as provided in subparagraph 7(b), or is no longer eligible to be granted rights under the Plan, as provided in paragraph 5, in which case such amount shall be distributed to the participant after said final Exercise Date, without interest. Notwithstanding the preceding sentence, the Committee, in its discretion, may provide under the terms of any Offering that amounts remaining in each participant’s account after the purchase of shares which is less than the amount required to purchase one whole share of stock on the final Exercise Date of an Offering shall be distributed to the participant, without interest, as soon as administratively practicable following such Exercise Date. The amount, if any, of accumulated payroll deductions remaining in any participant’s account after the purchase of shares which is equal to the amount required to purchase whole shares of stock on the final Exercise Date of an Offering shall be distributed in full to the participant after such Exercise Date, without interest.

To record this First Amendment to the Plan as set forth herein, the Company has caused its authorized officer to execute this document this 12th day of July 2005

AMGEN INC.

By:	/s/ Brian NcNamee
Title:	Senior Vice President, Human Resources